Exhibit 10.01

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSIGNMENT AGREEMENT

by and between

TIEN-LI LEE, M.D. AND

JANE WU LEE, M.D.,

as individuals

and

SORRENTO THERAPEUTICS, INC.,

a Delaware (U.S.) corporation

ASSIGNMENT AGREEMENT

This Assignment Agreement (“Agreement”) is entered into and made effective as of this 7th day of January, 2013 (the “Effective Date”), by and between Tien-Li Lee and Jane Wu Lee as individuals (each individually, “Lee” or collectively, the “Lees”) each having an address at 270 Sebastian Drive, Millbrae, California 94030, and Sorrento Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (“Sorrento”) located at 6042 Cornerstone Ct., Suite B, San Diego, CA 92121, with respect to the facts set forth below.

RECITALS

WHEREAS, the Lees have previously assigned to Sorrento all of their right, title and interest in and to the inventions described in the U.S. Utility and PCT patent application entitled [***] (such inventions, together with any and all know-how, documentation and data owned or controlled by the Lees related thereto, the “Inventions”) filed by Sorrento on [***] and attached hereto along with a copy of such assignment as Exhibit A.

WHEREAS, the Lees and Sorrento desire to now formalize the terms under which the Lees assigned the Inventions.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the Lees and Sorrento hereby agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth herein.

1.1 Affiliate. The term “Affiliate” with respect to Sorrento, shall mean any entity or individual which directly or indirectly Controls, is Controlled by, or is under common Control with Sorrento. Unless otherwise expressly specified, the term Sorrento, as used in this Agreement, includes Sorrento’s Affiliates.

1.2 Control. The term “Control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.3 Assigned Patent Rights. The term “Assigned Patent Rights” shall mean any and all rights arising out of or claiming priority from (a) the U.S utility and PCT patent application(s) provided in Exhibit A hereto and having claims where the Lees (one or both) are considered inventors of such subject matter; (b) any corresponding foreign patent applications associated with the application(s) referenced in sub clause (a) above and having claims where the

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Lees (one or both) are considered inventors of such subject matter; (c) any patents issuing from the application(s) referenced in sub clauses (a) and (b); (d) any divisionals, continuations, and reissues of any patent or application set forth in sub clauses (a)-(c) above and having claims where the Lees (one or both) are considered inventors of such subject matter; (e) all claims of continuations-in-part that are entitled to the benefit of the priority date of the application(s) referenced in sub clause (a) above and having claims where the Lees (one or both) are considered inventors of such subject matter; and (f) all rights of action throughout the world pertaining to any of the foregoing, including without limitation the right to sue and recover for past, present and future infringement thereof, the right to secure registration of any of the foregoing and of this Agreement and/or any assignment executed in connection herewith, the right to initiate other proceedings before all government and administrative bodies with respect to the same.

1.4 Change of Control. The term “Change of Control” shall mean the occurrence of any of the following events:

(a) a transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than Sorrento, any of its Affiliates, an employee benefit plan maintained by Sorrento or any of its Affiliates or a “person” that, prior to such transaction, directly or indirectly Controls, is Controlled by, or is under common Control with Sorrento) directly or indirectly acquires Control of Sorrento immediately after such acquisition; or

(b) the consummation by Sorrento of (i) a merger, consolidation, reorganization or business combination or (ii) a sale, lease, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of Sorrento and its subsidiaries taken as a whole, in each case except where the holders of the equity interests in Sorrento immediately prior to the transaction will, immediately after such transaction, have fifty percent (50%) or more of the voting power of the equity interests in the entity that survives the transaction described in clause (i) or (ii) above, as applicable, or otherwise succeeds to the business of Sorrento, which voting securities are to be held by such holders immediately following such transaction in substantially the same proportion among themselves as such holders’ ownership of the equity interests in Sorrento immediately before such transaction.

1.5 Issued Securities. The term “Issued Securities” shall mean the shares of Sorrento’s common stock which may be issued to the Lees from time to time in consideration for the assignment of the Inventions and the Assigned Patent Rights in accordance with Section 3 of this Agreement.

1.6 rIVIG Product. The term “rIVIG Product” shall mean a recombinant polyclonal antibody formulation being developed, manufactured or marketed by, or on behalf of Sorrento, its Affiliates or licensees, whose use, manufacture, or sale would infringe upon one or more Valid Claims.

1.7 Sorrento’s Confidential Information. The term “Sorrento’s Confidential Information” shall mean (i) the Inventions, (ii) any unpublished patent applications relating to the Inventions, (iii) any and all proprietary or confidential information of Sorrento or relating to the rIVIG Product which may be disclosed by Sorrento or otherwise become known to the Lees at any time and from time to time during the term of this Agreement. Notwithstanding the foregoing, information shall not be considered confidential to the extent that the Lees can establish by competent proof that it:

(a) is publicly disclosed through no fault of either Lee, either before or after it becomes known to either Lee; or

(b) was known to either Lee prior to the date of this Agreement, which knowledge was acquired independently and not from Sorrento (or Sorrento’s employees), provided that this exemption shall not apply with respect to information relating to the Inventions; or

(c) is subsequently disclosed to either Lee in good faith by a third party who has a right to make such disclosure and did not first obtain such information from Sorrento (or Sorrento’s employees); or

(d) has been published by a third party as a matter of right; or

(e) has been developed by or on behalf of either Lee independently without access to Sorrento’s Confidential Information, provided that this exemption shall not apply with respect to information relating to the Inventions.

If Sorrento’s Confidential Information is required to be disclosed by law or court order, each Lee shall limit the same to the minimum required to comply with the law or court order, and shall use reasonable efforts to attempt to seek confidential treatment for that disclosure, and prior to making such disclosure the Lees shall notify Sorrento, not later than ten (10) days (or such shorter period of time as may be reasonably practicable under the circumstances) before the disclosure in order to allow Sorrento to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

1.8 Valid Claim. “Valid Claim” means a claim in an issued patent within the Assigned Patent Rights containing at least one (1) Lee as a named inventor, which has not lapsed, been revoked, cancelled, or become abandoned and has not been declared invalid in a decision or judgment of a court or other body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through an opposition or other post-grant review process, reissue, disclaimer, settlement or otherwise.

2. Assignment.

2.1 Assignment. Each Lee hereby irrevocably assigns, transfers and conveys to Sorrento (to the extent not already previously assigned to Sorrento) such Lee’s entire right, title and interest, throughout the world in and to the Inventions and the Assigned Patent Rights and all claims, demands, or causes of action that such Lee has or might have by reason of any infringement of the any of the foregoing prior to the effective date of this assignment, including the right to sue and collect damages for all past, present and future infringement and all lost profits resulting therefrom.

2.2 Further Assurances. Each Lee agrees to execute from time to time all reasonable and appropriate assignments and documents prepared and submitted by Sorrento, which documents are necessary or useful to effectuate fully the assignment of paragraph 2.1 above and to permit Sorrento to be duly recorded as the owner of the Inventions and Assigned Patent Rights.

2.3 Transfer of Documents. Each Lee shall transfer to Sorrento all copies and originals of all documents and databases related to the Inventions which are in either Lee’s possession and/or control, including any documents related to the prosecution and maintenance of the Inventions and Assigned Patent Rights.

3. Consideration for Assignment.

3.1 Initial Payments. Subject to each Lee’s compliance with its obligations under this Agreement and so long as each representation and warranty made hereunder remains accurate and true at the time of the applicable stock issuance or payment due date, Sorrento shall provide the following consideration to the Lees:

(a) [***] of Sorrento common stock issuable upon execution of this Agreement;

(b) $50,000 in cash, payable in five (5) equal installments as follows:

(i) $10,000 on February 1, 2013;

(ii) $10,000 on March 1, 2013;

(iii) $10,000 on April 1, 2013;

(iv) $10,000 on May 1, 2013; and

(v) $10,000 on June 1, 2013.

3.2 Milestone Payments. Subject to each Lee’s compliance with its obligations under this Agreement and so long as each representation and warranty made hereunder remains accurate and true at the time of the applicable stock issuance, Sorrento shall provide the following consideration to the Lees after the achievement of the applicable milestone events (each a “Milestone Payment” and altogether the “Milestone Payments”):

(a) [***] of Sorrento common stock, equitably adjusted for any stock split, reverse stock split, dividend, combination or other recapitalization occurring after the Effective Date, within [***] after (1) a granting or issuance of the first U.S. or European patent from a patent application listed in Exhibit A; and (2) the passage of time for a third party to file

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an opposition in Europe or a post-grant validity challenge in the U.S. if no such opposition of validity challenge is filed, then the aforementioned Milestone Payment shall not be payable unless and until such patent containing such Valid Claim has been declared valid and enforceable by a final unappealable decision or judgment of a government body or court of competent jurisdiction;

(b) [***] of Sorrento common stock, equitably adjusted for any stock split, reverse stock split, dividend, combination or other recapitalization occurring after the Effective Date, within [***] after Sorrento’s receipt of written confirmation from the U.S. FDA of its acceptance of an IND (Investigational New Drug Application) to commence clinical trials for the first rIVIG Product candidate receiving such acceptance;

(c) [***] of Sorrento common stock, equitably adjusted for any stock split, reverse stock split, dividend, combination or other recapitalization occurring after the Effective Date, within [***] after the first dosing of a patient in a phase 3 clinical trial for the first rIVIG Product candidate advancing into phase 3 clinical trials; and;

(d) [***] of Sorrento common stock, equitably adjusted for any stock split, reverse stock split, dividend, combination or other recapitalization occurring after the Effective Date, within [***] after Sorrento’s receipt of written confirmation from the U.S. FDA or corresponding EU regulatory agency of marketing approval for the first rIVIG Product receiving such approval.

For clarity, each of the aforementioned milestone payments shall become due and payable only once upon their achievement. In addition, unless otherwise directed by the Lees, Sorrento shall make fifty percent (50%) of each payment due under this Agreement to Tien-Li Lee and fifty percent (50%) to Jane Wu Lee. Each Lee agrees to jointly and severally indemnify and hold Sorrento harmless from any and all claims, damages costs and expenses arising out of any dispute between the Lees and/or their heirs or assigns relating to any payment due or paid by Sorrento pursuant to this Agreement.

4. Investor Representations and Warranties. Each Lee hereby jointly and severally represents, warrants and covenants to Sorrento that:

4.1 the Lees reside in the state of California;

4.2 the Lees have experience as investors in securities of companies in development and have the financial capacity to bear the risk of their acceptance of the Issued Securities as consideration and are accredited investors as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (“Securities Act”);

4.3 the Lees have either (a) a pre-existing personal or business relationship with Sorrento or any of its officers, directors or controlling persons that is of a nature and duration which enables the Lees to be aware of the character, business acumen and general

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business and financial circumstances of Sorrento or (b) by reason of their business or financial experience or the business or financial experience of their professional advisors who are unaffiliated with and who are not compensated by Sorrento or selling agent of Sorrento, directly or indirectly, the capacity to protect their own interests in connection with their acquisition of the Issued Securities;

4.4 each Lee has received and reviewed information about Sorrento and has had an opportunity to discuss Sorrento’s business, management and financial affairs with Sorrento’s management and to review Sorrento’s facilities. Each Lee understands and acknowledges that such discussions, as well as any written information issued by Sorrento (i) were intended to describe the aspects of Sorrento’s business and prospects which Sorrento believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the Sorrento’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements;

4.5 the Issued Securities will be acquired for investment for the Lee’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Lees have no present intention of selling, granting any participation in, or otherwise distributing the same. Neither Lee presently has any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or to any third person, with respect to any of the Issued Securities;

4.6 without limiting any restrictions herein, each Lee agrees not to make any disposition of all or any portion of the Issued Securities unless and until the transferee has agreed in writing for the benefit of Sorrento to be bound by this Section 4.6 and any of the following conditions apply: (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with such registration statement; or (b) (i) the Lee disposing all or any portion of the Issued Securities shall have notified Sorrento of the proposed disposition and shall have furnished Sorrento with a statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by Sorrento, the Lee disposing all or any portion of the Issued Securities shall have furnished Sorrento with an opinion of counsel, reasonably acceptable to Sorrento, that such disposition will not require registration under the Securities Act.

4.7 each Lee acknowledges that (i) only a limited public market now exists for Issued Securities; (ii) the Issued Securities have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Lee’s representations as expressed herein, (iii) the Issued Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, each Lee must hold such Issued Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available (iv) Sorrento has no obligation to register or qualify Sorrento’s common stock for resale, (v) if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for Sorrento’s common stock, and on requirements relating to Sorrento which are outside of each Lee’s control, and which Sorrento is under no obligation and may not be able to satisfy and (vi) Sorrento will make a notation on its stock books regarding the restrictions on transfers set forth herein and will transfer securities on the books of Sorrento only to the extent not inconsistent therewith;

4.8 each Lee understands that the Issued Securities, and any securities issued in respect of or exchange for the Issued Securities, may bear one or all of the following legends until they are no longer required by law or the provisions of this Agreement:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO SORRENTO THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend required by the blue sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

(c) The legend set forth above shall be removed by Sorrento from any certificate evidencing the Issued Securities upon transfer of the Issued Securities in compliance with Rule 144(k) under the Securities Act or upon delivery to Sorrento of an opinion, in form and substance and by counsel reasonably satisfactory to Sorrento, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Issued Securities were issued.

5. General Representations and Warranties.

5.1 Each Lee hereby jointly and severally represents and warrants to Sorrento that:

(a) to the best of his/her knowledge the Lees are the first inventors of the subject matter claimed within the patent applications listed in Exhibit A and that each Lee has no knowledge, upon thorough investigation, of any third party rights that would preclude Sorrento’s freedom to operate with the rIVIG Product;

(b) immediately prior to the assignment of the Assigned Patent Rights to Sorrento, the Lees were the sole owners of the Assigned Patents Rights, the Assigned Patents Rights were unencumbered by any valid lien, security interest, release or license grant, and the Lees had the right to assign, sell and convey to Sorrento such ownership interest;

(c) the Lees have disclosed to Sorrento on Exhibit A all of the Inventions, subject matter, patents and patent applications pertaining to the Assigned Patent Rights;

(d) this Agreement is the legal, valid and binding obligation of each Lee, enforceable against each Lee in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally;

(e) each Lee has the full right and power to enter into this Agreement and has the full rights to grant the assignment hereby being provided to Sorrento; and

(f) entering into this Agreement, and the consummation of the transaction contemplated hereby, does not and shall not violate any agreement with any other person or entity to which it is a party or subject;

5.2 Sorrento. Sorrento hereby represents and warrants to the Lees that as of the Effective Date:

(a) all corporate action on the part of Sorrento necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken; and

(b) this Agreement is the legal, valid and binding obligation of Sorrento, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.

6. Patent Matters.

6.1 Patent Prosecution. Sorrento shall have the sole right, but not the obligation, to control the worldwide filing, prosecution and maintenance of the Assigned Patent Rights. Each Lee shall assist and cooperate with Sorrento regarding the filing, prosecution and maintenance of the Patent Rights, as reasonably requested by Sorrento. As used herein, “filing, prosecution and maintenance” shall include, without limitation, the filing of applications, continuations, continuations-in-part, and divisionals; the conduct of interferences, derivation proceedings, post-grant validity challenges in the U.S. and oppositions in Europe and other strict novelty jurisdictions; and reissues, revocation, nullification and extensions of patent terms.

6.2 Patent Enforcement. Sorrento shall have the sole right, but not the obligation, to control the enforcement of the Assigned Patent Rights against any third party. Each Lee shall cooperate reasonably with Sorrento in any enforcement action claim or action, provided Sorrento shall reimburse such Lee for reasonable out of pocket expenses incurred by such Lee in providing such cooperation. Each Lee shall have no right, authority or standing to bring any action against any third party relating to the third party’s infringement of the Assigned Patent Rights.

6.3 Licenses. Sorrento shall have the sole right, but not the obligation, to grant licenses, assignments and releases under the Assigned Patent Rights.

7. Limited Warranty.

7.1 Limited Warranty. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, EACH LEE MAKES NO WARRANTIES CONCERNING THE ASSIGNED PATENT RIGHTS, OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND EACH LEE DISCLAIMS ALL SUCH EXPRESS OR IMPLIED WARRANTIES. EXCEPT AS SET FORTH IN THIS AGREEMENT.

7.2 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER. THE LEES AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY SORRENTO TO THE LEES UNDER THIS AGREEMENT, INCLUDING THE VALUE OF THE SORRENTO COMMON STOCK AT THE TIME OF ISSUANCE BY SORRENTO OR TRANSFER OR SALE BY EITHER LEE (WHICHEVER IS GREATER). SORRENTO’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT OWED BY SORRENTO TO THE LEES UNDER THIS AGREEMENT.

8. Confidentiality. Each Lee agrees that during the term of this Agreement, and for a period of five (5) years after this Agreement terminates or expires, that he/she will (a) maintain in strict confidence Sorrento’s Confidential Information; (b) not disclose Sorrento’s Confidential Information to any third party without prior written consent of the other party; and (c) not use Sorrento’s Confidential Information for any purpose.

9. Term and Termination.

9.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement shall terminate upon the last-to-expire patent in the Assigned Patent Rights.

9.2 Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both parties.

9.3 Termination by Sorrento. Sorrento may terminate this Agreement by giving thirty (30) days advance written notice of termination to the Lees. Upon termination by Sorrento, (i) Sorrento shall assign back to the Lees any Assigned Patent Rights provided by the Lees herein and (ii) Sorrento retain for itself as a tenancy in common for any Assigned Patent Rights wherein there is at least one additional inventor (other than a Lee) listed in such Assigned Patent Rights. Notwithstanding anything to the contrary herein, Sorrento shall have no obligation to assign back to the Lees any issued patent or patent application which does not have at least one (1) Lee listed as an inventor.

9.4 Rights Upon Expiration. Neither party shall have any further rights or obligations upon the expiration or proper termination of this Agreement. Sections 2, 4, 5, 6, 7.2, 8, 9.3, 9.4, 10 and 11 shall survive the expiration of this Agreement.

10. Assignment; Successors.

10.1 Assignment. Sorrento may assign this Agreement, in whole or in part. Neither Lee may assign this Agreement without the prior written consent of Sorrento; provided, however, the right to receive his or her portion of the Milestone Payments under Section 3 of the Agreement may be assigned by either Lee to (i) his or her spouse or descendant, (ii) any trust or family partnership whose beneficiaries shall solely be such individual and/or such individual’s spouse and/or any person related by blood or adoption to such individual or such individual’s spouse, and (iii) the estate of such individual, provided such assignee agrees to be bound by the terms of this Agreement and the Lee’s remain liable for any breaches hereof. Any attempted assignment in violation of this Section 10.1 shall be null and void.

10.2 Binding Upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Sorrento. Any such successor or assignee of Sorrento’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Sorrento. [***]

11. General Provisions.

11.1 Independent Contractors. The relationship between the Lees and Sorrento is that of independent contractors. The Lees and Sorrento are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. The Lees and Sorrento shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

11.2 Governmental Approvals and Marketing of rIVIG Product. Sorrento shall have the sole right to seek and obtain all necessary governmental approvals for the development, production, distribution, performance, sale and use of any rIVIG Product, at Sorrento’s expense, including, without limitation, any safety studies. Sorrento shall have sole responsibility for any warning labels, packaging and instructions as to the use of rIVIG Product and for the quality control for any rIVIG Product.

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11.3 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the AAA, and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

11.3.1 Location. The location of the arbitration shall be in the County of San Diego. Each Lee and Sorrento hereby irrevocably submit to the exclusive jurisdiction and venue of the AAA arbitration panel selected by the parties and located in San Diego County, California for any dispute regarding this Agreement, and to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding to enforce an arbitration award or as otherwise provided, and waive any right to contest or otherwise object to such jurisdiction or venue.

11.3.2 Selection of Arbitrators. The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Sorrento and the Lees shall appoint one neutral arbitrator, and these two arbitrators so selected shall then select the third arbitrator, and all arbitrators must have at least ten (10) years’ experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between Sorrento and the Lees. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten (10) days, and the other party fails to appoint its designated arbitrator within ten (10) days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

11.3.3 Discovery. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

11.3.4 Case Management. Prompt resolution of any dispute is important to both parties and Sorrento and the Lees agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

11.3.5 Remedies. The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action shall be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties. Notwithstanding anything to the contrary in this Agreement, prior to or while an arbitration proceeding is pending, Sorrento and the Lees each have a right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that party’s rights hereunder.

11.3.6 Expenses. The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party (Sorrento or the Lees), in the discretion of the arbitrators, or may be apportioned between the parties (Sorrento or the Lees) in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

11.3.7 Confidentiality. Except as set forth herein, and as necessary to obtain or enforce a judgment upon any arbitration award, Sorrento and each Lee shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, Sorrento and each Lee may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if Sorrento or either Lee has stock which is publicly traded, the party with such stock may make such disclosures as required by applicable securities laws, rules and regulations.

11.4 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflicts or choice of laws principles.

11.5 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

11.6 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

11.7 No Waiver. Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

11.8 Name. Whenever there has been an assignment by Sorrento as permitted by this Agreement, the term “Sorrento” as used in this Agreement shall also include and refer to, if appropriate, such assignee.

11.9 Attorneys’ Fees. In the event of a dispute between Sorrento and the Lees hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default (Sorrento or the Lees) shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default.

11.10 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by facsimile, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

For Tien-Li Lee:	Tien-Li Lee
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For Jane Wu Lee:	Jane Wu Lee
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For Sorrento:	Sorrento Therapeutics, Inc. 6042 Cornerstone Ct., Suite B San Diego, CA 92121 Attention: Chief Executive Officer Fax No.: (858) 210-3759

Notices shall be deemed delivered upon the earlier of (a) when received; (b) five (5) days after deposit into U.S. mail; (c) receipt of successful transmission of notice sent via facsimile; or (d) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Sunday and holidays).

11.11 Entire Agreement; Modification. This Agreement and all of the attached exhibits set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment had previously been granted with respect to the omitted portions.

11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together will constitute one instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. The delivery of an executed counterpart of this Agreement by facsimile or portable document format (.pdf) shall be deemed to be valid delivery thereof.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TIEN-LI LEE:	SORRENTO:

/s/ Tien-Li Lee	By:	/s/ Henry Ji
	Name:	Henry Ji
	Title:	President and CEO
JANE WU LEE:

/s/ JANE WU LEE

EXHIBIT A

PATENT RIGHTS

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*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment had previously been granted with respect to the omitted portions.